Exhibit 99.2

NEWS

ANADARKO NAMES NEW CHIEF ACCOUNTING OFFICER

HOUSTON, April 28, 2015 – Anadarko Petroleum Corporation (NYSE: APC) today announced its Board of Directors has named Christopher O. Champion as Vice President, Chief Accounting Officer and Controller, effective June 1, 2015, succeeding M. Cathy Douglas, who is retiring following more than 35 years with the company.
“We are thrilled to have someone of Chris’s caliber join the Anadarko team,” said Anadarko Executive Vice President, Finance and Chief Financial Officer Bob Gwin. “His extensive audit experience in the energy industry, as well as his leadership roles within the KPMG organization, make him particularly well-positioned to continue Anadarko’s demonstrated commitment to transparency in financial reporting.”
“We have been blessed to have Cathy as part of the Anadarko organization for her entire career,” said Anadarko Chairman, President and CEO Al Walker. “We are very grateful for her numerous contributions to the company’s success, her stewardship of our financial statements, and her positive influences on our culture and our employees.”
Champion, age 45, has more than 22 years of experience in the accounting industry. He is currently a senior audit partner at KPMG LLP, where he serves as KPMG’s national audit leader for oil and natural gas. He began his career at Arthur Andersen LLP in 1992. He holds a bachelor’s degree in business administration - accounting from the University of Texas at Austin. He is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2014, the company had approximately 2.86 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. See “Risk Factors” in the company’s 2014 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

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ANADARKO CONTACTS

MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Stephanie Moreland, stephanie.moreland@anadarko.com, 832.636.2912
Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Robin Fielder, robin.fielder@anadarko.com, 832.636.1462
Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544